Press Release
For Further Information:
Kraton Polymers LLC
Analyst and Media: Shari Mattern 281-504-4780

Kraton Polymers LLC Announces First Quarter 2007 Results
Total Revenue Increased 8% to $247 million
LTM Bank EBITDA Down 6% to $119 million

HOUSTON, TX. – May 10, 2007 – Kraton Polymers LLC (Kraton), a leading global engineered polymer company, announces its financial results for the quarter and three months ended March 31, 2007. Total Revenues for the quarter were $247 million compared to $229 million in the comparable period of 2006, an increase of 8%. This improvement was driven by increased sales volume and the strengthening of the functional currencies of our foreign operations against the U.S. dollar.

Gross Profit for the quarter decreased $20 million or 38% to $32 million, as compared to $52 million in the comparable period of 2006, primarily due to higher raw material cost and unfavorable manufacturing cost absorption from lower inventory build.

Last Twelve Months (LTM) Bank EBITDA, a measure used to determine compliance with our debt covenants, totaled $119 million, a decrease of $7 million since the year ended 2006. A reconciliation of Net Income to LTM Bank EBITDA is attached. Available liquidity was $123 million at March 31, 2007, an increase of $4 million since the year ended 2006.

“While we enjoyed strong volume growth in the first quarter, we were hurt by decreased margins driven by higher raw material costs. We are currently pursuing price increases to address this situation. We will also continue to create value through the introduction of new product innovations,” said George B. Gregory, President and Chief Executive Officer.

Other Quarterly Business Results:

•	Increased first quarter sales volume by 7% versus first quarter 2006.

•	Announced a new innovation in our Adhesive, Sealants and Coatings end-use market for SIBS polymer grade for hot melt applications.

•	Received FDA approval for SEBS polymer use with foods containing free fats and oils.

•	Announced the opening of new Asia distribution center in Shanghai, China.

Kraton has scheduled an investor and analyst conference call for Friday, May 11, 2007 to discuss the results of today’s earnings announcement. The call will begin at 10:00 a.m. central time, 11:00 a.m. eastern time. To listen to the conference call and view the slide presentation, which will be broadcast live over the Internet, go to Kraton’s website at www.kraton.com, click on Investor Relations and then go to Presentations and Papers and select “First Quarter 2007 Earnings Presentation Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5-10 minutes prior to the scheduled start time and asking for the “Earnings Conference Call”. US Dial-In #: (800) 857-1742 or International Dial-In #: (630) 395-0017. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 6:00 p.m. CT May 11th through 5:00 p.m. CT on May 25th. To hear a telephonic replay of the call, dial (800) 229-6292 or (402) 220-9682 for international callers. To hear a replay of the call over the Internet, please access Kraton’s website at www.kraton.com.

About Kraton

Kraton is a leading global engineered polymer company and, we believe, the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Kraton polymers are used in a wide range of applications including adhesives, coatings, consumer and personal care products, sealants, lubricants, medical, packaging, automotive, paving, roofing, and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, The Netherlands, Germany, France, Brazil, and Japan.

Kraton, the Kraton logo and design, and “Giving Innovators their Edge” tagline are trademarks of Kraton Polymers LLC.

Forward Looking Statements

This press release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions. In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters. All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the chemical industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability and cost of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, the timing and cost of planned capital expenditures, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

Kraton Polymers LLC

Consolidated Statements of Operations
Three Months Ended March 31, 2007 and 2006
(In thousands of U.S. dollars)
(Unaudited)

	March 31, 2007	March 31	2006
Revenues
Sales	$240,502	$220,786
Other	6,324	8,603

Total revenues	246,826	229,389
Costs and expense
Costs of goods sold	214,501	176,944

Gross profit	32,325	52,445
Research and development expenses	6,523	5,941
Selling, general, and administrative expenses	17,009	17,904
Depreciation and amortization of identifiable intangibles	12,050	11,040
(Earnings) in joint venture	(230)	(306)
Interest, net	10,730	8,425

(Loss) income before income taxes	(13,757)	9,441
Income tax benefit (provision)	561	(2,946)

Net (loss) income	$(13,196)	$6,495

Kraton Polymers LLC

Consolidated Balance Sheets
March 31, 2007 and December 31, 2006
(In thousands of U.S. dollars)

	March 31,	December 31,
	2007	2006
Assets	(Unaudited)

Current assets:
Cash and cash equivalents	$47,760	$43,601
Receivables, net of allowances of $2,169 and $2,157	142,998	135,937
Inventories of products	265,304	256,785
Inventories of materials and supplies	11,522	10,903
Other current assets	17,375	13,308
Deferred income taxes	1,931	1,931

Total current assets	486,890	462,465
Property, plant, and equipment, less accumulated depreciation	400,070	403,743
Identifiable intangible assets, less accumulated amortization	84,823	86,631
Investment in joint venture	9,683	9,376
Deferred financing costs	12,504	13,038
Other long-term assets	14,935	13,900

Total assets	$1,008,905	$989,153

Liabilities and Member’s Equity

Current liabilities:
Current portion of long-term debt	$3,850	$3,850
Accounts payable—trade	100,498	68,940
Other payables and accruals	49,070	53,130
Due to related parties	8,989	9,351
Insurance note payable	4,771	739

Total current liabilities	167,178	136,010
Long-term debt, net of current portion	577,300	578,263
Deferred income taxes	38,490	40,107
Long-term liabilities	35,226	35,032

Total liabilities	818,194	789,412

Commitments and contingencies

Member’s equity:
Common equity	171,889	184,111
Accumulated other comprehensive income	18,822	15,630

Total member’s equity	190,711	199,741

Total liabilities and member’s equity	$1,008,905	$989,153

Kraton Polymers LLC
LTM Bank EBITDA
(In thousands of U.S. dollars)

	3 Mos ended	12 Mos ended	3 Mos ended	12 Mos ended
	3/31/06	12/31/06	3/31/07	3/31/07
Net income (loss)	$4,346	$(3,558)	$(13,196)	$(19,281)
Income taxes	1,913	25,626	(561)	19,616
Interest, net	11,607	40,547	10,730	39,670
D D & A	11,040	43,574	12,050	46,301

Financial Statement EBITDA (1)	28,906	106,189	9,023	86,306
Consolidated Adjusted Bank EBITDA addbacks (2)
Sponsor fees and expenses		2,000		2,000
Plant turnaround costs		3,720		3,591
Permitted acquisition costs		1,116		1,116
Severance related restructuring charges		6,451		5,972
Specific cost savings expenses		1,120		5,361
Schedule 1.1 cost		2,881		3,000
Specified other restructuring charges		3,129		3,491
Other non-cash items (decreasing) increasing Net Income (loss)		(682)		8,001

LTM Bank EBITDA (3)		$125,924		$118,838

(1)	The EBITDA measure is used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

(2)	These adjustments are made pursuant to the Credit and Guaranty Agreement, dated as of December 23, 2003, as amended as of March 4, 2004, as further amended as of October 21, 2004, as further amended as of February 16, 2006 and as further amended as of May 12, 2006, among Kraton Polymers LLC, as Borrower, Polymer Holdings LLC, certain subsidiaries of Kraton Polymers LLC, as Guarantors, various lenders, Goldman Sachs Credit Partners L.P. and UBS Securities LLC, as Lead Arrangers, Goldman Sachs Credit Partners L.P., as Syndication Agent, UBS AG, Stanford Branch, as Administrative Agent and Collateral Agent (the “senior secured credit facility”).

(3)	LTM Bank EBITDA is defined as EBITDA adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the senior secured credit facility. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting LTM Bank EBITDA are appropriate to provide additional information to investors to demonstrate compliance with the financing covenants contained in the senior secured credit facility.